UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2010

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (952) 476-9800

[Missing Graphic Reference]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 – Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2010, the Board of Directors of Northern Oil and Gas, Inc. (the “Company”) appointed (i) Ryan R. Gilbertson to serve as President of the Company, (ii) Chad D. Winter to serve as Chief Financial Officer of the Company, and (iii) James R. Sankovitz to serve as Chief Operating Officer, General Counsel and Secretary of the Company, effective immediately.

Mr. Winter, age 34, joined Northern Oil in November 2007 as the Company’s internal operations manager.  In 2008, Mr. Winter was promoted to vice president of operations and had primary responsibility for the Company’s SEC financial reporting, accounting, audit and tax functions as well as Sarbanes Oxley compliance.  Prior to joining the Company, Mr. Winter served as the acting director of product development within the enterprise media group at Dow Jones and Company from 2005 to 2007.  During his tenure, Mr. Winter oversaw the development of enterprise financial solutions, which included managing the business unit’s financial models, forecasting, budgeting, strategy, marketing and product development.

Mr. Sankovitz, age 35, had previously served as the Company’s General Counsel, since March 2008.  Prior to joining the Company, Mr. Sankovitz was a partner at the law firm Adams, Monahan & Sankovitz, LLP from November 2004 to March 2008, where he represented various public and private companies and individuals concerning state and federal securities laws, corporate finance matters, mergers and acquisitions, capital structuring, regulatory compliance and other business-related matters.  Mr. Sankovitz has assisted clients as an attorney and consultant in pursuing capital-raising transactions (including private placements, mergers, tender offers, bond offerings, bridge financings and bank financings), structuring complex transactions, completing mergers, acquisitions and similar transactions, developing strategic business plans, exploring licensing opportunities, evaluating cash needs and resources, negotiating various agreements and addressing securities law compliance and general corporate matters.

For information regarding Mr. Gilbertson, please refer to the information previously reported in Part III, Item 10, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and under the headings “Proposal 1 – Election of Directors,” “Compensation Discussion and Analysis,” and “Certain Relationships and Related Transactions” in the Company’s Proxy Statement for the Annual Meeting of Shareholders held June 18, 2009, each of which is incorporated herein by reference.

Also on March 25, 2010, the Compensation Committee of the Company approved (i) an Employment Agreement by and between the Company and Chad D. Winter; (ii) an Employment Agreement by and between the Company and James R. Sankovitz; and (iii) an amendment to the Second Amended and Restated Employment Agreement by and between the Company and Ryan R. Gilbertson, dated January 30, 2009.  Employment by the Company of Messrs. Winter, Sankovitz and Gilbertson remain entirely “at-will”, meaning that either Messrs. Winter, Sankovitz and Gilbertson or the Company may terminate such employment relationship by terminating their individual employment agreements at any time for any reason or for no reason at all.

The employment agreements entitle Messrs. Winter and Sankovitz to each receive an increase in annual base salary of a minimum of four percent over the prior year’s annual salary, and an annual bonus as determined in the discretion of the Company’s Compensation Committee or Board of Directors based upon meeting or exceeding agreed upon performance goals.  In addition, Messrs. Winter and Sankovitz are each entitled to receive a lump sum payment equal to twice their then-applicable annual salary in the event of a change in control of the Company during their employment or within six months of any termination of their employment and a lump sum payment equal to their then-applicable annual salary in the event of termination of employment by the Company for any reason other than “for cause” or death.

The sole purpose of the amendment to Mr. Gilbertson’s employment agreement is to replace the phrase “Chief Financial Officer” in each place it appears with the word “President.”

The foregoing descriptions of the material terms of the employment agreements of Messrs. Winter and Sankovitz and the amendment to Mr. Gilbertson’s employment agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, which are filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

On March 25, 2010, the Company issued a press release reporting the foregoing information, which is furnished as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement by and between Northern Oil and Gas, Inc. and Chad D. Winter, dated March 25, 2010
10.2	Employment Agreement by and between Northern Oil and Gas, Inc. and James R. Sankovitz, dated March 25, 2010
10.3	Amendment No. 1 to Second Amended and Restated Employment Agreement by and between Northern Oil and Gas, Inc. and Ryan R. Gilbertson, dated March 25, 2010
99.1	Press Release dated March 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2010	NORTHERN OIL AND GAS, INC. By/s/ Michael L. Reger Michael L. Reger, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Title of Document	Method of Filing
10.1	Employment Agreement by and between Northern Oil and Gas, Inc. and Chad D. Winter, dated March 25, 2010	Filed Electronically
10.2	Employment Agreement by and between Northern Oil and Gas, Inc. and James R. Sankovitz, dated March 25, 2010	Filed Electronically
10.3	Amendment No. 1 to Second Amended and Restated Employment Agreement by and between Northern Oil and Gas, Inc. and Ryan R. Gilbertson, dated March 25, 2010	Filed Electronically
99.1	Press Release dated March 25, 2010	Furnished Electronically